Exhibit 99.2

Chiasma Provides Update Regarding FDA’s Complete Response Letter for Mycapssa™ New Drug Application

Company Hosting Conference Call at 8:30 a.m. ET this Morning

WALTHAM, Mass., April 18, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today provided an update regarding the previously announced Complete Response Letter (CRL) that was received after the close of the market on April 15, 2016 from the United States Food and Drug Administration (FDA) regarding the company’s New Drug Application (NDA) for Mycapssa™ (octreotide) capsules for the maintenance treatment of adult patients with acromegaly. The FDA issues CRLs to indicate that the review cycle for an application is complete and that the application is not ready for approval in its present form.

Upon completion of its review, the FDA advised Chiasma that the Agency did not believe the company’s application had provided substantial evidence of efficacy to warrant approval, and advised Chiasma that it would need to conduct another clinical trial in order to overcome this deficiency. The FDA expressed concerns regarding certain aspects of the company’s single-arm, open-label Phase 3 clinical trial and strongly recommended that the company conduct a randomized, double-blind and controlled trial that enrolls patients from the United States and be of sufficiently long duration to ensure that control of disease activity is stable at the time point selected for the primary efficacy assessment. In addition, the FDA advised that, during a recent site inspection, certain deficiencies were conveyed to the representative of one of Chiasma’s suppliers that would need to be resolved before approval. The FDA did not note any safety concerns related to Mycapssa in its letter.

“We are surprised, disappointed and respectfully disagree with the FDA’s decision,” said Mark Leuchtenberger, president and chief executive officer of Chiasma. “The FDA has encouraged us to request an End of Review meeting with the Agency to discuss the path forward, and we will do so.

“We continue to believe in the potential for Mycapssa to help many patients with this orphan disease, and we intend to work diligently on their behalf to obtain U.S. approval. In the meantime, we are proceeding with our recently initiated MPOWERED™ Phase 3 trial comparing the safety and efficacy of Mycapssa to monthly somatostatin analog injections to support a potential Marketing Authorization Application (MAA) with the European Medicines Agency (EMA),” Mr. Leuchtenberger concluded.

Financial Update

As of March 31, 2016, Chiasma’s unaudited balance of cash, cash equivalents and marketable securities was estimated to be approximately $134 million.

Conference Call

At 8:30 a.m. Eastern Time this morning, Chiasma will host a conference call to discuss the FDA’s decision and related operational matters. Investors can access a live and archived webcast of this call via the News & Investors section of the company’s website, www.ChiasmaPharma.com. Individuals may also participate in the live call via telephone by dialing (877) 317-6789 (domestic) or (412) 317-6789 (international) and may access a teleconference replay for one week by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using confirmation code 10084436.

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much growth hormone (GH), ultimately leading to significant health problems and early death if untreated. There are an estimated 69,000 individuals with acromegaly worldwide. In 13 studies of acromegaly prevalence since 1980, an average of approximately 75 cases per million was determined, suggesting roughly 24,000 individuals with acromegaly in the United States, of which an estimated 8,000 are treated chronically with somatostatin analog injections. Because symptoms often develop slowly, diagnosis may be delayed by years or decades, making it difficult to determine the total number of people with the disease.

Common features of acromegaly are facial changes, intense headaches, joint pain, impaired vision and enlargement of the hands, feet, tongue and internal organs. Serious health conditions associated with the progression of acromegaly include type 2 diabetes, hypertension, respiratory disorders and cardiac and cerebrovascular disease.

Current treatment options include surgery to remove the pituitary tumor, radiation therapy which destroys any lingering tumor cells, and/or medical treatment in cases where these approaches are not possible or fully effective. Today’s medical treatments include dopamine agonists, GH antagonists, and injectable somatostatin analogs, which are the current standard of care.

About Mycapssa

Mycapssa is an investigational new oral drug proposed for the maintenance therapy of adult patients with acromegaly. If approved, octreotide capsules may be the first oral somatostatin analog approved for acromegaly. Octreotide capsules have been granted orphan designation in the United States and the European Union for the potential treatment of acromegaly.

Octreotide capsules are an investigational drug that has not been approved for use in any jurisdiction.

About TPE®

Chiasma’s proprietary Transient Permeability Enhancer (TPE) technology platform uniquely enables the development of oral forms of medications that are currently only available as injections. TPE protects drug molecules from digestive enzymes and triggers the temporary expansion of tight junctions between cells of the intestinal epithelium, which is a naturally occurring process. As a result, drug molecules are allowed to pass into the blood stream while larger structures such as toxins, bacteria and viruses are excluded.

TPE’s ability to enhance oral bioavailability is the result of a combination of excipients that create a lipophilic suspension of solid hydrophilic particles in a hydrophobic medium. In all chronic toxicology and clinical trials, there have been no TPE-related safety signals or formulation-related adverse events. The adverse events that have been detected were associated with side effects of the study drug itself and the underlying disease. TPE is an investigational platform that has not been approved for use in any jurisdiction.

About Chiasma

Chiasma is a late-stage biopharmaceutical company focused on improving the lives of patients suffering from orphan diseases by developing and commercializing novel oral forms of therapies that are available today only by injection. The company’s lead product candidate is Mycapssa (octreotide) capsules, an investigational new drug developed with Chiasma’s Transient Permeability Enhancer (TPE) technology to facilitate gastrointestinal absorption of unmodified drug into the bloodstream safely. Mycapssa is a proposed tradename, and this investigational new drug has not been approved for use in any jurisdiction. Using TPE technology, Chiasma plans to evaluate additional proteins, peptides and small molecule drugs that are currently only available by injection but could potentially be converted to oral delivery. TPE technology is potentially well suited for drugs with chronic indications, where frequent dosing is required and the need for an oral alternative is greatest. Chiasma is a Delaware corporation with a wholly-owned Israeli subsidiary. Mycapssa and TPE are trademarks of Chiasma.

Additional information can be found at www.ChiasmaPharma.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s plans to meet with the FDA to discuss the Mycapssa NDA CRL, its plans to continue the MPOWERED™ Phase 3 trial and its product development plans generally. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the regulatory review process generally; risks associated with our Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL, including risks related to the timing and associated expenses of any potential trial, to support regulatory approval of Mycapssa in the United States; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Chiasma’s dependence on third parties. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 17, 2016. With respect to Chiasma’s estimated cash, cash equivalents and marketable securities as of March 31, 2016, it should be noted that this information is unaudited and that the Company has not finalized its financial results for the three months ended March 31, 2016. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contacts:

Media:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com

Investors:

Jason Fredette

Chiasma, Inc.

(617) 928-5306

Jason.Fredette@ChiasmaPharma.com